                                                                    EXHIBIT 21.1


Subsidiaries of Warner Chilcott Public Limited Company:
1.       Warner Chilcott, Inc.;
2.       Warner Chilcott (Bermuda) Limited;
3.       Warner Chilcott Laboratories Ireland Limited.

Warner Chilcott, Inc. has no subsidiaries.